Exhibit 10.2

PEDRENA

REPRESENTATIONS AND WARRANTIES AGREEMENT

MRV COMMUNICATIONS, INC.

AND

IJ NEXT

Dated August 1, 2012

REPRESENTATIONS AND WARRANTIES AGREEMENT

BETWEEN THE PARTIES:

1)              MRV COMMUNICATIONS, INC., a corporation organized under the laws of the state of Delaware, United States of America, whose registered office is located 20415 Nordhoff Street — Chatsworth CA 91311, represented by Mr. Barry Gorsun, duly authorized by a Board of Directors’ resolution,

Hereafter referred to as “MRV” or the “Warrantor”,

ON THE ONE HAND,

AND

2)              IJ Next, a French “société par actions simplifiée”, with a share capital of € 1, whose registered office is located 59, boulevard Exelmans - 75016 Paris, registered with the Corporate Register of Paris under Identification Number 752 517 409, and represented by Mr Jerôme LEFEVRE duly authorized by a power of attorney given by HOLDING BAELEN GAILLARD, in its capacity of Chairman (“Président”) of IJ Next,

Hereafter referred to as “IJ Next” or the “Beneficiary”,

ON THE OTHER HAND.

The Warrantor and the Beneficiary are hereafter referred to (1) collectively as the “Parties”, or (2) individually as a “Party”.

WITNESSETH

(1)                                  WHEREAS pursuant to a share purchase agreement dated August 1, 2012 (the “Share Purchase Agreement”), the Beneficiary shall acquire 100 % of the shares of PEDRENA entirely owned by MRV (the “Shares”) on the Completion Date (the “Acquisition”), subject to the terms and conditions of the Share Purchase Agreement.

(2)                              WHEREAS it should be noted that the Beneficiary would not have signed the Share Purchase Agreement, had the Warrantor not accepted to provide it with the representations and warranties hereunder.

(3)                                 WHEREAS the present representations and warranties agreement (the “Agreement”) covers all the Shares.

(4)                                  WHEREAS at the date of the execution of this Agreement, PEDRENA :

•                  has only one subsidiary: INTERDATA, a French “société anonyme”, with a share capital of €530,995, whose registered office is located 5bis, chemin des Graviers — 91190 Gif-sur-Yvette, registered with the Corporate Register of Evry under Identification Number 317 866 374 (hereafter referred to as “Interdata” or as the “ Company”). 6,097 shares of INTERDATA on 6,100 are owned by PEDRENA; and

•                  holds no participating shares in any other company.

Being said that

(a) INTERDATA :

•                  has only one subsidiary : J3Tel, a French “société anonyme”, with a share capital of €85,371.45, whose registered office is located ZA Courtaboeuf — Miniparc Bâtiment 10 — 6, avenue des Andes — 91940 Les Ulis, registered with the Corporate Register of Evry under Identification Number 325 476 695 (hereafter referred to as “J3Tel “). 5,598 shares of J3Tel on 5,600 are owned by INTERDATA; and

•                  holds no participating shares in any other company.

(b) J3Tel holds no participating shares.

PEDRENA, INTERDATA and J3Tel are hereafter referred to collectively as “the Companies”; INTERDATA and J3Tel are hereafter referred to collectively as “the French Companies”.

(5)                                 Whereas, prior to the execution of the Share Purchase Agreement:

• regarding the French Companies, the Beneficiary and its advisors have been provided with information and certain documents prepared by the Warrantor and the management of Interdata with respect to Interdata, J3Tel and their Businesses, and the Beneficiary has been given the opportunity to meet with Mr. Thierry Poulain (Director — “Président Directeur Général”- of INTERDATA and CEO — “Directeur Général Délégué” of J3TEL) and Mr. Jean Philippe Nouvel (CFO - “Directeur Administratif et Financier”- of Interdata). The Beneficiary acknowledges that, in entering into the Share Purchase Agreement and this Agreement, the Beneficiary and its advisors have performed satisfactory due diligence with respect to Interdata, J3Tel and their Businesses and the Beneficiary has relied upon its own review and analysis of the information and documents made available to it and its advisors in the context of their above mentioned due diligence. The performance of a satisfactory due diligence regarding the French Companies by the Purchaser does not waive or decrease the financial liability of the Warrantor that may result from the Agreement.

• regarding PEDRENA, the Beneficiary and its advisors have been provided with certain information and documents prepared by the Warrantor. Due diligences were performed on the basis of a limited scope and during a short time period; this fact, however, is not relevant for purposes of MRV’s obligations and liabilities under this Agreement and the Share Purchase Agreement. The performance of a satisfactory due diligence regarding PEDRENA by the Purchaser does not waive or decrease the financial liability of the Warrantor that may result from the Agreement.

NOW, THEREFORE, in consideration of the mutual undertakings herein contained, the Warrantor represents, warrants, and undertakes the following:

1.                                      DEFINITIONS

As used in this Agreement, the following terms have the following meaning:

Acquisition:	shall mean the acquisition of the Shares by the Beneficiary.

Agreement:	shall have the meaning set forth in the recitals above.

Balance Sheets:	shall have the meaning set forth in Section 2.8 below.

Beneficiary:	shall have the meaning set forth in the recitals above.

Business(es):

shall mean (i), for Interdata and J3Tel, the network integration business, (ii), more specifically for J3Tel, the network testing and audit business in the field of networks and telecoms and (iii), for PEDRENA, the activity of holding company.

Calendar Day:	shall mean the 24-hour day, including Saturdays, Sundays, and National Bank Holidays in France.

Claim:	shall have the meaning set forth in Section 4.1 below.

Company:	shall have the meaning set forth in the Recitals above.

French Companies:	shall mean the Company and J3Tel, its sole subsidiary.

Companies:	shall mean PEDRENA and the French Companies.

Completion Date:	shall mean the date of the completion of the Acquisition.

IP Rights:

shall mean name of the Companies, patents, trademarks, service marks, copyright (including economic rights, moral rights and neighboring rights), software (including but not limited to source codes, programs and algorithms), domain names, know-how, data bases, corporate names, trade names, shop signs and any other names (including but not limited to patronymics), and any other intangible rights, registered or not, and including applications/requests to benefit from such rights, as well as any right or any kind of protection with similar or equivalent results as they may exist worldwide.

Knowledge of the Warrantor:

shall mean any matters of which the Warrantor has, in its capacity as majority shareholder of the Companies, knowledge or notice or could reasonably be expected to have knowledge in such capacity in accordance with the rights to information of a shareholder pursuant to French and Dutch corporate laws.

Loans:	shall have the meaning set forth in Section 2.14 below.

Loss/Losses:

shall mean any damages, losses, liabilities, claims, deficiencies, costs, expenses and expenditures, additional tax liabilities, if any, due to the indemnification or other recoveries under the Agreement, including, to the extent permitted by law, lawyer’s fees, giving rise to indemnification, but excluding any loss of future revenues, income or profits, or any loss of opportunity.

Material Adverse Effect:

shall mean any circumstance, change, development, event or state of facts that (considered together with all other circumstances, changes, developments, events or states of facts) is, or could reasonably be expected to be or to become, materially adverse to the financial condition, business, results of operations, assets, liabilities or operations of Interdata and/or J3Tel; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts: (a) affecting the industries in which Interdata operates generally, (b) generally affecting the European economies, (c) directly and exclusively resulting from any public announcement of this Agreement (provided such public announcement is not caused by Interdata in breach of this Agreement) or the pendency of the transactions contemplated hereby, (d) resulting from acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof, (e) resulting from any breach of this Agreement by the Purchaser, (f) resulting from any changes after the date of this Agreement in applicable law, regulations or rules or accountancy principles, including GAAP, (g) transaction expenses, (h) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement and disclosed in the Schedules, (i) the taking of any action reasonably required to cause compliance with the terms of, or the taking of any action required by, this Agreement, (j) any breach by the Company of this Agreement, or (k) the taking of any action by the Company or any of the Company’s Affiliates, or the taking of any action approved or consented to in writing by the Company.

Notification of the Claim:	shall have the meaning set forth in Section 4.1 below.

Ordinary Course of Business:	shall mean the ordinary course of business consistent with past custom and practice.

Party / Parties:	shall have the meaning set forth in the recitals above.

PEDRENA:

shall mean PEDRENA ENTERPRISES B.V., a Dutch company with a share capital of € 100,000 whose registered office is located Shouwburgplein 30-34-3012 C1 Rotterdam, registered in the Corporate Register of Rotterdam under Identification Number 24294182.

Person:

shall mean any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, fiducie, any unincorporated organization, any other business entity, or governmental entity or any department, agency or political subdivision thereof.

Pledge(s) and/or Lien(s):	shall mean any mortgage, pledge, lien, charge, security interest, option, and restriction on use or other encumbrance.

Rejection:	shall have the meaning set forth in Section 4.2 below.

Representations and Warranties:	shall have the meaning set forth in Section 3.1 below.

Share Purchase Agreement:	shall have the meaning set forth in the recitals above.

Section(s):	shall mean the articles of this Agreement, unless otherwise required by the circumstances.

Shares:	shall mean the shares of PEDRENA purchased by the Beneficiary from MRV pursuant to the Share Purchase Agreement.

Warrantor:	shall have the meaning set forth in the recitals above.

Working Day:	shall mean any day other than a Saturday, a Sunday, or a National Bank Holiday in France.

2.                                    REPRESENTATIONS AND WARRANTIES OF THE WARRANTOR

Except as disclosed to the Beneficiary in the schedules (the “Schedules”) to this Agreement, the Warrantor hereby represents and warrants the following representations and warranties, it being understood that such representations and warranties shall be deemed made on the Completion Date unless otherwise specified in this Agreement.

2.1                               General Representations

The Companies have full legal authority and all rights (1) to operate their Businesses and (2) to own and use the assets or goods that they own and use, as such Businesses are presently operated and such assets are currently owned and used.

The prior due diligence procedures carried out by the Beneficiary and its advisors shall not be understood as a waiver of any of the undertakings and obligations of the Warrantor under this Agreement in accordance with its terms and conditions.

Neither the approval of the Companies’ accounts by the shareholders nor the discharge given to the corporate officers of the Companies shall involve any novation or dispensation to the undertakings and obligations of the Warrantor under this Agreement in accordance with its terms and conditions.

2.2                               Acquisition of the Shares

The sale by MRV of the Shares to the Beneficiary and the performance by the Warrantor of its obligations under the Share Purchase Agreement and this Agreement shall not constitute a breach (1) of any provision provided by any shareholders’ agreement binding to the Warrantor or to the Companies or (2) of any law, administrative decree, or regulation applicable to them, or (3) of any final and binding court order, which shall prevent the purchase by the Beneficiary of the Shares pursuant to the Share Purchase Agreement or which may negatively affect the Warrantor’s ability to perform its obligations under this Agreement, except for any such breaches that, individually or in the aggregate, do not (a) have a Material Adverse Effect or adversely affect its ability to consummate the transactions contemplated hereby, (b) subject the Companies or the Businesses to any material liability and (c) adversely affect Companies’ ability to conduct their respective Businesses after the Completion Date as presently conducted.

The Acquisition shall not have any negative consequences on the Companies’ legal status, their rights and obligations vis-à-vis third parties, and shall not give rise to any of the following, except for any such events that, individually or in the aggregate, do not (a) have a Material Adverse Effect or adversely affect their ability to consummate the transactions contemplated hereby, (b) subject the Company or the Business to any material liability and (c) adversely affect Company’s ability to conduct the Business after the Completion Date as presently conducted: (1) cancellation, or revocation of any subsidy, (2) reconsideration of an administrative authorization or preferential tax treatment, (3) early termination or significant change in any material customer contract, (4) early repayment of any loan or funding granted to the Companies, (5) payment by the Companies of any penalty or compensation, (6) change, cancellation, or revocation of any of the required licenses/permits or authorizations necessary for a valid operation of the Business by the Companies, (7) right from anyone to be released from a surety-ship, guaranty, or comfort letter, or any similar commitment that such person would have undertaken as a surety or based on the Companies’ undertakings, and (8) institutional or contractual constitution of pledges or any security concerning the assets of the Companies.

Neither the Warrantor nor PEDRENA nor, to the Knowledge of the Warrantor, the French Companies are being subject to any pending judicial or administrative proceeding (including bankruptcy) that would (1) prevent or forbid the completion of the Acquisition, (2) have material adverse consequences on the Companies’ financial situation, or (3) create an easement, security, or any other rights or restrictions of any kind, and in the benefit of a third party, over any asset whatsoever of the Companies.

The Warrantor has been granted all requisite powers and authority to execute the Agreement as well as all necessary documents for the completion of the Acquisition.

2.3                               Incorporation — By-laws — Corporate bodies

The Company is a French “société anonyme” duly incorporated, having its registered office at 5 bis, chemin des Graviers — 91190 Gif-sur-Yvette (France), registered in the Corporate Register of Evry (France) under identification Number 317 866 374, validly existing, and in good standingunder the Laws of France.

J3Tel is a French “société anonyme” duly incorporated, having its registered office at ZA Courtaboeuf — Miniparc Bâtiment 10 — 6, avenue des Andes — 91940 Les Ulis, registered in the Corporate Register of Evry under Identification Number 325 476 695, validly existing, and in good standing under the Laws of France.

PEDRENA is a Dutch Company with a share capital of € 100,000, whose registered office is located Shouwburgplein 30-34 — 3012 Cl Rotterdam, registered in the Corporate Register of Rotterdam under Identification Number 24294182, validly existing, and in good standing under the Laws of Netherlands.

The Companies’ by-laws as well as the organization and functioning of their respective corporate bodies are consistent with applicable laws and regulations and all decisions by such corporate bodies in connection with the authorization of the Acquisition have been validly made in accordance with applicable laws and regulations when they were made as well as with the by-laws of the Companies in effect at such time.

Certified copies of updated Certificates of the Corporate Register of each of the Companies are attached under Schedule 2.3. All registers and accounting records of the Companies are updated and have been truly and fairly kept.

The Companies are not in a pending legal process of being wound-up and. No circumstance can legally justify a request for nullity, dissolution or winding-up of the Companies.

2.4                               Share capital - Securities

2.4.1 Interdata

The Company’s share capital amounts to five hundred thirty thousand nine hundred ninety five Euros (€530,995). It is divided into six thousand one hundred (6,100) shares with an approximate nominal par value of eighty seven Euros and five cents (€87.05) each, which are fully paid up, and of the same category.

The list of the shareholders of the Company on the execution date of this Agreement is attached under Schedule 2.4.1.

Except the 6,100 Interdata shares here above mentioned, there are no other securities issued by the Company that give entitlement, either immediately or in the future, to a portion of the stated capital or voting rights in the Company, and notably but without limitation, through convertible or exchangeable securities, repayment, subscription, presentation and exercise of a bond. There is no decision of the Shareholders’ meeting of the Company giving authority to proceed with a capital increase, or any other transaction/operation regarding the share capital. No buy-back or cancellation by the Company of its own shares has been decided or authorized.

6,097 Interdata shares are the due property of PEDRENA. The Company’s shares transfer register truthfully represents the entirety of share transfer transactions that were carried out up to this date.

Interdata shares have been duly authorized and validly issued.

Interdata shares are free from any Pledge and/or Liens and adverse claims.

They are not subject to any options, undertakings, preemptive rights, agreements, or restrictions of any kind, be it with respect to their use or transfer, or to the rights attached thereof.

Since 2007, the Company has not distributed any dividends except for those mentioned under Schedule 2.4.1 bis or made any advance payments on dividends, and has not declared or paid any distribution, whether of cash, stock or other property.

More generally, none of the shares issued by the Company are subject to any provision that would give rise to rights different from those of the other shares, be it with respect to voting rights, or with respect to share of profits.

Public offering of the shares of the Company has never been conducted by the latter.

2.4.2 J3Tel

J3Tel’s share capital, at this date, amounts to eighty five thousand three hundred seventy one Euros and forty five cents (€85,371.45). It is divided into five thousand six hundred (5,600) shares with an approximate nominal par value of fifteen Euros and twenty four cents (€15.24) each, which are fully paid up, and of the same category.

The list of the shareholders of J3Tel at Completion Date, prior to the Acquisition, is attached under Schedule 2.4.2.

Paragraphs 3 to 10 of Section 2.4.1 above regarding the Company apply mutatis mutandis to J3Tel (“Interdata shares” and “Company” being replaced by “J3Tel shares” and “ J3Tel”, as the case may be) .

On the Completion Date, J3Tel’s share capital is regularly and completely owned by the Company. The J3Tel’s shares transfer register truthfully represents the entirety of share transfer transactions that were carried out up to this date.

2.4.3 PEDRENA

To this date, PEDRENA’s share capital amounts to one hundred thousand Euros (€100,000), of which twenty thousand Euros (€20,000) has been issued, divided into two hundred (200) issued common shares with a nominal value of one hundred Euros (€100) each, which are fully paid up, and of the same category.

PEDRENA’s share capital is regularly and completely owned by MRV. The Shares are the due property of the Warrantor. The PEDRENA’s shares transfer register truthfully represents the entirety of share transfer transactions that were carried out up to this date.

Paragraphs 3 to 10 of Section 2.4.1 above regarding the Company apply mutatis mutandis to PEDRENA (“Interdata shares” and “Company” being respectively replaced by “Shares” and “PEDRENA”, as the case may be).

2.5                               Subsidiaries and participations

PEDRENA does not hold, directly or indirectly, any shares or participation, or interests in any entity, or any other interests in any company or business, except INTERDATA and J3Tel. The French Companies do not hold, directly or indirectly, any shares or participation, or interests in any entity, or any other interests in any company or business other than, for INTERDATA, its holding of J3TEL.

The Companies are not a partner or a member of any group, association, commercial institution, or in a partnership of any kind, and through which it might be held unlimitedly liable.

2.6                               The Companies’ corporate purpose and Business

The Businesses as presently carried out by the Companies comply with their respective corporate purpose stipulated in their by-laws and with all laws and regulations applicable to the operations of the Companies, except for any such failure or breach that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

The Companies operate their Businesses in only one place, which is located at their respective registered office (i.e. Gif-sur-Yvette (91190) - 5bis, chemin des Graviers for the Company, at Les Ulis (91940) — Avenue des Andes for J3Tel), and at Shouwburgplein 30-34 — 3012 Cl Rotterdam for PEDRENA.

The Companies are in possession of all valid permits, licenses and authorizations required for the ownership of their assets and for the pursuit of their Businesses, other those which would not have a Material Adverse Effect. To the Knowledge of the Warrantor, there does not exist any event that could cause the cancellation or the suspension of said permits, licenses or authorizations or which may constitute a breach of applicable law or regulations or of any of their contractual obligations, except for such any breach that, individually or in the aggregate, do not have a Material Adverse Effect.

The Companies are the valid owner of their respective properties and assets which are not subject to any lease agreement, management agreement, option to sell or any pledge, security or guarantee of any kind, except for those mentioned in the Statement of pledges and encumbrances (“Etat des Privilèges et Nantissements”) set out in Schedule 2.6.

2.7          Default / Bankruptcy

The Companies are not subject to insolvency and are not currently subject to bankruptcy proceedings or any other proceedings taken pursuant to the laws governing prevention, and settlement of insolvency (such as the appointment of a mediator) or the triggering of any of the bankruptcy and insolvency proceedings (“procedures collectives”) or similar ones.

2.8                               Financial situation

The French Companies’ balance sheets (i.e., balance sheet, income statements, and appendix), which were closed on December 31, 2011, respectively approved by a Shareholders’ meeting of the Company dated June 29, 2012, by a Shareholders’ meeting of J3Tel dated June 29, 2012, and certified by the French Companies’ Statutory Auditors, as well as the PEDRENA financial statements for the fiscal year ended December 31, 2011 approved by the Warrantor in its capacity as sole shareholder of PEDRENA (the “Balance Sheets”) are attached under Schedule 2.8 (a).

The Balance Sheets have been drawn-up according to the generally accepted accounting principles applicable in France for French Companies and in the Netherlands for PEDRENA and in accordance with generally accepted accounting principles and practices consistently applied and consistent with the books and records of the Companies and represent truthfully and accurately the financial situation of the Companies in all material respects on the date of the Balance Sheets and for the period covered by such Balance Sheets.

Since, there were no changes in such accounting rules and methods compared to the ones that the Companies have applied for the previous fiscal years.

The Statutory auditors’ reports on the Balance Sheet are attached under Schedule 2.8 (b).

All accounting records and books of the Companies are up-to-date, and have been regularly and truthfully kept.

The Balance Sheets list all of the Companies’ assets and liabilities required to be disclosed under generally accepted accounting principles applicable in France for French Companies and in the Netherlands for PEDRENA and all necessary provisions have been made, in accordance with applicable accounting rules.

2.9                               Assets

Each of the Companies is the valid owner of each and every item referred to in the balance-sheet assets that appear in the Balance Sheets.

Each of the Companies has properly managed and maintained its assets, notably the equipment and the tools, and has fulfilled all obligations regarding the proper maintenance of such assets, except for any such breach that, individually or in the aggregate, do not have a Material Adverse Effect.

These assets are not subject to any Pledge and/or Lien, and are not subject to any purchase option, undertaking, agreement, or claim of any kind to the benefit of third parties.

There are no such rights on the assets as to limit their enjoyment or absolute ownership; similarly, for PEDRENA, and to the Knowledge of the Warrantor for the French Companies, the Companies have made no undertakings to grant any such rights.

The Warrantor has provided the Beneficiary with Statements of pledges and encumbrances, which are attached under Schedule 2.6.

2.10                        Stocks

PEDRENA has no stocks.

The French Companies’ stocks which exist are of good quality.

These stocks are free from any Pledge and/or Lien.

Their pricing and depreciation were completed in all material respects by the French Companies under similar rules and methods as those used for the previous fiscal years.

These rules and methods are in conformity in all material respects with customary professional practices and allowed by the French Tax Administration.

2.11                        Property — leases

The Companies have unfettered and exclusive enjoyment, as lessee or owner, of all immovable and of all movables, tangible or intangible property, that the Companies use in the operation of their Businesses.

The Companies have duly complied with reasonable and proper efforts regarding the maintenance of their assets, according to the reasonably expected practices of a professional operating in the same sector, except for any breach that, individually or in the aggregate, do not have a Material Adverse Effect.

Immovable property

The Company has full ownership right on the premises located at 5 bis, chemin des Graviers — 91190 Gif-sur-Yvette (France), in which the Company runs its Business and has registered its registered office. The title of property is attached under Schedule 2.11(i).

These premises do not contain risks as regard asbestos (“amiante”), lead (“plomb”), xylophageous insects (“insectes xylophages”), except with respect to the farm and to the extent it has not a Material Adverse Effect.

The Company has built:

(i)                                     a building in 2009/2010 under a building permit number 091272 071105602 delivered by the Gif-sur-Yvette Town Council on February 12th , 2008, a copy of which is attached under Schedule 2.11 (ii).

(ii)                                  an unloading dock in 2011 under a building permit number 091272 1010059 delivered by the Gif-sur-Yvette Town Council on January 19th, 2011, a copy of which is under Schedule 2.11 (iii).

The Company has not subscribed a “dommages-ouvrage” insurance policy for the works mentioned at (i) and (ii) here-above.

The Company declares that all the “entrepreneurs” which have worked on the works mentioned at (i) and (ii) here-above have subscribed appropriate insurance policies as regard to their liability. These entrepreneurs have been fully paid for their respective duties.

The Company approved and took delivery of works mentioned at (i) and (ii) here-above without reserve.

The Company has never been aware of any material damage concerning the works mentioned at (i) and (ii) here-above. These works have been regularly done, have given rise to a “déclaration d’achèvement et de conformité” and have been declared with the administrative authorities; in particular, there are in conformity with the building permits. The building permits of the works mentioned at (i) and (ii) here-above are not subject to any claim for annulment or cancellation of the building permit, except the claim mentioned under Schedule 2.11 (ii) which is not significant and could be settled without risk for the Beneficiary.

The Company does not lease its premises to any third party.

PEDRENA and J3Tel have no ownership right on any immovable assets.

Lease agreements (« baux/locations ») — Leasing agreements (« crédits baux»)

The Company is not a party to a lease agreement or a contract (leasing, location agreement, etc.) entailing the allocation or the use of its immovable assets/premises.

J3Tel operates its Business at its registered office, under a lease agreement dated August 6th, 1996 and its amendment dated November 22nd, 2004 (the “Lease Agreement RO”), a copy of which is attached under Schedule 2.11 (iv). J3Tel has never entered into any other lease agreement or any contract (leasing, location agreement, etc.) entailing the allocation or the use of immovables assets/premises.

The Lease Agreement RO is valid and enforceable.

The Lease Agreement RO is not subject to any claim for annulment or cancellation based on a fact intervened prior to the date of the Agreement. No notice related to a termination or to any other substantial change of the Lease Agreement RO has been received respectively by J3Tel.

On the date of the Agreement, J3Tel has no unpaid liabilities related to Lease Agreement RO.

Besides, the Companies entered into lease agreements or leasing agreements set out in Schedule 2.11(v) concerning the movable assets necessary to their respective Businesses.

Each of the Companies has regularly performed its obligations under the lease agreements, except for any such failure or breach that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and leasing agreements referred to in this Article and set out in Schedules 2.11 (iv) and (v). To the Knowledge of the Warrantor regarding the French Companies, there is no justification for the lessor to request an increase of the rents (except for the Lease Agreement RO’s annual reevaluation as per the construction cost index).

No event has occurred that would prevent the operation or the quiet enjoyment of the premises rented by J3Tel.

All potential works required to comply with the provisions of the Lease Agreement RO or mandated by administrative authorities have been carried out on these immovables, and have been paid for within the time period required by said authorities. All administrative authorizations or similar ones have been granted.

2.12                        Intellectual property

The Companies have rights, either through original ownership, or through the grant of a license or assignment, over the IP Rights used and/or necessary for the operation of their respective Business (those IP Rights being hereinafter referred to as the “Companies’ IP Rights”) and listed under Schedule 2.12.

The Companies’ IP Rights are duly protected and in force. To the Knowledge of the Warrantor, each of the Companies has exercised all reasonable and due care to protect the integrity of the Companies’ IP Rights, except for any such failure that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Those of the Companies’ IP Rights that are subject to an application for registration were duly registered or filed (or are in the process of being registered or filed) with the competent institutions in the name of the Companies. Where and when applicable, fees regarding the necessary renewal were paid.

Each of the Companies is the exclusive owner (by way of assignment or original ownership) or exclusive licensee of the Companies’ IP Rights listed under Schedule 2.12.

To the Knowledge of the Warrantor, neither the Companies’ IP Rights nor the exercise thereof infringes or violates any rights of a third party.

No license or right whatsoever has been granted by the Companies to third parties on any of the Companies’ IP rights.

The software and software packages used by each of the Companies are the Companies’ property, or are covered by rights of ordinary use granted to the benefit of the Companies.

2.13        Accounts receivable

The accounts receivable mentioned in the Balance Sheets refer to services provided and sales made in the Companies’ Ordinary Course of Business. Each of the Companies has provided for proper provisions in the said accounts for all depreciation of these receivables, in accordance with accounting principles.

Regarding PEDRENA, and to the Knowledge of the Warrantor regarding the French Companies, no account receivable which has occurred after the Balance Sheets is the subject of a dispute.

2.14        Debts and Loans

The Companies have no obligation in connection with any loan, overdraft permission, advance, and/or debt of any kind towards any bank (the “Loans”). There is no shareholders’ loan at Completion Date.

Each of the Companies has fully paid-off any and all principal amount and interests related to any Loans.

On the date of the Balance Sheets, each of the Companies had no obligation or debt (due, outstanding, certain, or other, resulting, without limitation, from a factoring agreement, leasing agreement, or pending litigation) other than those obligations or debts (i) referred to, or accounted for through provisions in the Balance Sheets and (ii) not required to be recorded on the Balance Sheets under generally accepted accounting principles applicable in France for French Companies and in the Netherlands for PEDRENA.

The Acquisition does not give rise to any accelerated payment of any loan to the benefit of the Companies’ creditors.

2.15                        Warranty and off-balance sheet commitments

Statements of registration, privileges and encumbrances of each of the Companies issued within the last three months are attached to this Agreement under Schedule 2.6.

The Companies have not granted any loans or any particular advantage, or comfort letter or similar commitment to any Person.

2.16        Archives

The Companies keep archives regarding their Businesses at their respective registered office.

Regarding PEDRENA, these archives contain all the necessary documents to manage any claims made by third parties, and concern a period of time no shorter than the statute of limitations provided by the laws in force.

2.17                        Insurance

Each of the Companies has validly subscribed insurance coverage required for the operation of its Business and/or for the protection of the immovables and movables that it uses.

Regarding PEDRENA, and to the Knowledge of the Warrantor regarding the French Companies, each of the Companies paid all premiums regarding the insurance policies subscribed by the Companies required to be paid to such date.

The policies subscribed by the Companies, a list of which is set out in Schedule 2.17, make adequate coverage for the risks related to the Businesses of the Companies.

The Companies always complied with the insurance policies subscribed and completed, and have complied in due time with all contractual or legal formalities required by such insurance policies, except for any such failure or breach that, individually or in the aggregate, do not have a Material Adverse Effect.

The Companies did not suffer any damage which was not covered by an insurance policy subscribed by the Companies during the fiscal years closed on December 31, 2009, December 31, 2010 and December 31, 2011 or during the time—period between January 1st, 2012 and the Completion Date.

2.18                        Tax law-, Labor law-, Customs law-related requirements

Each of the Companies has filed in timely, accurate and complete manner, all tax law-, labour law-, customs law-related returns as provided by the laws and regulations in force. Each of the Companies has paid, within the terms provided by the legislation and regulations in force, any and all tax and similar charges, penalties, payroll tax or any tax-like levy, and social contributions owed by each of the Companies, both in principal and interest.

There is currently no pending litigation involving the Companies regarding any tax law-, labour law-, customs law-related issue except those listed in Schedule 2.18. In particular, the Companies are not subject to a pending investigation, verification, control or any other similar procedure from any tax, labour or customs administration and have not been informed in writing of such investigation, verification, control or any other similar procedure.

The Companies have duly booked in the Balance Sheets all their obligations towards relevant French tax, labour and customs administrations.

Each of the Companies has always complied with all legal and administrative filing requirements with respect to the relevant French and Netherlands tax, labour and customs administrations, except for any such failure or breach that, individually or in the aggregate, does not have a Material Adverse Effect.

Each of the Companies has also complied with all filing requirements that could arise, as the case may be, from its Business operated abroad, except for any such failure or breach that, individually or in the aggregate, does not have a Material Adverse Effect.

The Companies do not benefit from an agreement or a particular tolerance establishing a payment extension regarding their tax obligations.

The provisions in the Balance Sheets were made under applicable accounting rules in force, and are adequate to cover any risk or any tax, due right, assessment, contribution, charge, interest or penalty recoverable from the Companies.

The Companies are not, and have never been part of a tax consolidation group.

The Companies have not been granted any favourable tax or social regime including any tax or social exemption in an undue manner, and have complied with all conditions provided by the laws and regulations governing the grant and upholding of said regimes and exemptions, except for such any breach that, individually or in the aggregate, do not have a Material Adverse Effect.

The Companies have never concluded an act or been a party to a transaction with other Entities of their group which may be recovered, rejected, or redefined on the ground that it was an attempt to evade or weaken their tax, social, or customs obligations.

The Warrantor declares as far as PEDRENA is concerned that the here above derogations “except for any such (failure or) breach that, individually or in the aggregate, do not have a Material Adverse Effect” do not apply to representations and warranties regarding PEDRENA.

Besides, the Warrantor declares and represents that:

•                  PEDRENA has never been part of a sale, purchase, trade, participation or transfer of any kind before the date of the Agreement for which PEDRENA has paid no registration fees, transfer fees or tax of any kind and that the latter may be contractually or legally obliged to pay prior or following the date of Agreement;

•                  the Acquisition cannot entail itself, in any way, taxation for PEDRENA or the Beneficiary or a loss of tax loss carried forward or more generally a loss of any benefit, tax or social rights;

•                  PEDRENA has not been granted any tax, social or customs regime conditional on the compliance with any undertaking by PEDRENA, or which may be questioned due to the Acquisition or to any act or omission realized prior to the Agreement;

•                  PEDRENA has not been granted, under a transaction prior to the Acquisition, any suspension, carry over or any tax deferment.

2.19        Personnel

Compliance with the legislation and regulations in force

PEDRENA has never employed employees.

The French Companies are in compliance with French labour law and (1) the terms and conditions of all applicable company agreements and schemes as well as (2) the provisions of all employment contracts and the applicable collective agreements, except for any such failure or breach that, individually or in the aggregate, does not have a Material Adverse Effect.

It is specified that the Company is governed by internal regulations (“règlement intérieur”), in force since January, 21st 2001. New internal regulations have been drafted in January 2012, but have never become effective. The Company complies in this respect with all French regulations relating to internal regulations and employees’ surveillance, except for any such failure or breach that, individually or in the aggregate, does not have a Material Adverse Effect.

There is no company custom or unilateral undertaking in force within the Companies.

The Companies have no delay in the payment of sums due to (i) the employees, corporate officers, former or ongoing, and to (ii) any social or tax administration or social agency, and more generally no delay in the payment of any contribution or sum employment-related.

Unlimited-term and fixed-term employment contracts, and full-time and part-time employment contracts have been entered into in accordance with French employment law and applicable contractual provisions.

All contracts entered into between the Company and third parties, including subcontracting agreements or agreements with outside consultants, or any other contractual agreement involving the work of a third party, cannot be construed as employment contracts under the French labour law in effect on the Completion Date.

List of personnel — directors and employees - at Completion Date

Schedule 2.19 (i) contains (1) the names of all directors and employees of the Companies, as well as (2) the type of employment contracts (unlimited-term employment contract, fixed-term, full-time, part-time employment contract, etc.), (3) the amount of their annual compensation, (4) the list of applicable benefits in kind or complementary benefits, (5) their date of birth, seniority within each of the Companies, and (6) hierarchical position.

There are no benefits or compensation of any kind, other than those listed under said Schedule. In particular, since, the French Companies have granted no severance payments other than those compulsory under French labour law or the applicable collective bargaining agreement. No employment contract provides for a notice period exceeding provisions of French labour law or the applicable collective bargaining agreement.

There are no agreements with either a director or an employee intending to ensure future benefits or salary raises based on a preset formula, with the exception of a retention bonus agreement that was entered into with employees listed under Schedule 2.19 (ii), for the sole purpose of this Acquisition.

Duration of the contracts

Apart from the employment contracts mentioned under Schedule 2.19 (i), the French Companies are not bound by any other indefinite or fixed term employment contracts.

None of the French Companies’ employees are subject to a dismissal or mutual termination procedure or have communicated in writing his/her intention to resign other than Gilles Blondeau, whose termination date is scheduled for September 7, 2012.

The French Companies do not presently employ any temporary employees.

Staff representatives

The list of the Staff representatives of the French Companies (“Délégation Unique du Personnel” and “Délégués du Personnel”) is attached under Schedule 2.19 (iii).

Pensions — Retirement

The French Companies are not bound by commitments other than those resulting from the strict enforcement of legal and contractual provisions, and which may result in the duty for the Companies to pay for a retirement or a pension plan to their retired or still active employees or directors above those resulting from the strict enforcement of said legal and contractual provisions.

Social security — Welfare (“prévoyance”) — Healthcare — Supplementary Pension Schemes

The Companies are and have always been in compliance with payment obligations of social contributions to the French social security scheme and complementary welfare and healthcare schemes regarding their employees and corporate officers, and the contributions relating to healthcare, welfare, pensions were paid at due date.

The decisions taken by the Companies to implement such schemes have regularly been notified through an official letter and given to the relevant employees.

The Companies have not entered into a complementary healthcare plan (“mutuelle”) in favour of their employees.

Disputes — Litigation

There are no pending claims against the Companies asserted in writing by any employees/directors or pending litigations between the Companies and their employees/directors, except for those listed in Schedule 2.19 (iv).

There are no pending proceedings between the Companies and any of their employees/directors that have not been accounted for through provisions in the accounts, except for those listed in Schedule 2.19 (iv).

Since January 2010, neither strike nor work stoppage has taken place within the French Companies.

The Companies are not subject to a pending control or investigation procedure or a reassessment procedure which has been notified in writing by the French labour inspectorate or the French social security authorities (“URSSAF”) or similar authority in the Netherlands.

2.20        Contracts — Agreements

The Companies have not entered into, or are not bound by any provision of, any contract or agreement other than those executed in connection with their Businesses.

All contracts entered into by the Companies were validly executed and are not in violation of any legal or regulatory provision, or any court or administrative decision/order, if any, issued against the Companies, except for any such failure or breach that, individually or in the aggregate, does not have a Material Adverse Effect.

None of the contracts executed by the Companies provide for a change of control clause except for those mentioned under Schedule 2.20 (i), and except for any such provisions that, individually or in the aggregate, do not have a Material Adverse Effect.

The Companies have not received any written notification according to which a client, a supplier, or a subcontractor responsible for a significant part of the Companies’ revenues or Business, intends to (1) stop or reduce its transactions with the Companies in a significant manner, either immediately or in the future, and/or (2) modify the legal or financial conditions thereof, except for the termination notice sent by IXIA to J3Tel informing J3Tel that IXIA has decided to terminate the agreement entered into by and between IXIA and J3Tel (“International distribution agreement”).

There are no particular agreements between the Companies and the Warrantor, or between the Companies and any of its directors, officers, or employees, except for those indicated in Schedule 2.20 (ii).

2.21                        Environment — Safety — Regulatory provisions governing corporations

The Companies exercise their activity in accordance with the regulations in force. They do not exercise a regulated activity requiring a permit, a license or an approval to operate their Businesses.

The Companies have not been notified in writing by any administrative or regulatory authority alleging that the Companies do not comply with the legislations, regulations or orders by any institution or administrative authority that govern the Companies with respect to environment or safety issues.

2.22        Disputes — Litigation

There are no pending legal or arbitration proceedings or any other amicable or court-based conciliation proceeding or any filing of any kind or any judicial or administrative investigations concerning the Companies, except those listed under Schedule 2.18 and Schedule 2.19 (iv).

2.23        Management of the Companies since December 31, 2011

Except as may be (a) required by a contractual or a legal undertaking or obligation existing on the date of execution of this Agreement, (b) required pursuant to the Share Purchase Agreement or this Agreement or (c) consented to in writing by the Beneficiary, from 31 December 2011 until the date of execution of this Agreement, Companies (i) have carried on their respective Businesses in the Ordinary Course of Business and (ii) have not:

•                               made any significant change in the Companies’ financial or commercial situation, and in their Businesses and operation of their Businesses;

•                               made any decision or take any action or measure materially affecting the Business of the Companies, or any waiver of any right of substantial value;

•                               taken any measure entailing the decrease in value of the Companies’ assets;

•                               made any transfer of ownership, except when made in the Ordinary Course of Business, of any of the Companies’ assets affecting the continuity of their Businesses;

•                               made any expense unusual regarding its amount or origin;

•                               regarding the French Companies, made any modification of the employees’ wages other than (i) the ones resulting from the application of laws, regulations, and agreements in force regarding the employment issues, and (ii) the ones occurring in accordance with the Companies’ prior habits, provided that they occur in the Ordinary Course of Business;

•                               regarding the French Companies, made any hiring of an employee whose gross annual wage would exceed fifty thousand Euros (€ 50,000) (with the exception of Mr. Jean-Marc Odet) or any termination of a key employee (with the exception of Mr. Gilles Blondeau);

•                               regarding PEDRENA, made any employment;

•                               made any change in the accounting methods and principles observed by the Companies;

•                               incurred any additional financial debt out of the Ordinary Course of Business;

•                               made any transfer of any of the Shares and Company and J3Tel’s shares;

•                               granted any pledges, encumbrances, security, or any right for third parties on the goodwill, or any assets of the Companies;

•          made any distribution of dividends, profits, reserves or any advance distribution, except the distribution by J3Tel to its shareholders of dividends for an aggregate amount of €3,001,600.00 paid on July 2, 2012;

•          made any acquisition of an asset except in the Ordinary Course of Business.

2.24        No other representations and warranties

Except as expressly set forth in this Agreement or in Section 7.1 of the Share Purchase Agreement or in another written agreement, neither the Warrantor nor any Person acting on its behalf, including MRV, makes any other representation or warranty, either express or implied, of any kind whatsoever with respect to the Shares, Interdata, J3Tel, their Businesses and/or the Acquisition and/or any other matter relating to the Shares, Interdata, J3Tel, their Businesses and/or the Acquisition. Without limiting the foregoing, and subject to the representations, warranties, covenants, understandings and obligations of the Warrantor contained in this Agreement and in Section 7.1 of the Share Purchase Agreement and in the other written agreements, the Beneficiary acknowledges that neither the Warrantor nor any Person acting on its behalf makes any representation or warranty with respect to (i) the future relations of Interdata and J3Tel with any of their respective customers, suppliers or other business relations or (ii) the future financial condition or business prospects of Interdata and/or J3Tel.

The Beneficiary further acknowledges, that neither the Warrantor nor any Person acting on its behalf, makes any representation or warranty with respect to any financial projections, business plans, budgets or forecasts relating to Interdata, J3Tel and/or their Businesses. The Beneficiary shall make its own evaluation of the adequacy and accuracy of all projections furnished to it and/or its advisors in connection with the Acquisition and shall not have any claim against the Warrantor or any Person acting on its behalf with respect to such adequacy and/or accuracy.

Without limiting the foregoing, the Warrantor and the Beneficiary acknowledge that, as one of the conditions precedent to the Acquisition, MRV Communications - Boston Division, Inc. (“OCS”), a subsidiary of MRV and Interdata shall enter into a distribution agreement securing supply for OCS equipment bought by Interdata and J3Tel, which will contain specific undertakings and obligations from OCS.

3.             PURPOSE AND SCOPE OF THE WARRANTY

3.1          Purpose of the Warranty

The Warrantor warrants, on the Completion Date, that the representations and warranties made in the Agreement and in the Schedules (the “Representations and Warranties”) are accurate, true and sincere.

3.2          Terms of indemnification

Subject to the terms, conditions and limitations of this Agreement, the Warrantor shall indemnify and hold harmless the Beneficiary from and against any and all Losses suffered by the Beneficiary or any of the Companies and shall pay to the Beneficiary the amount of any and all Losses actually suffered and effectively paid by the Beneficiary or any of the Companies as a result of:

(a)           any breach of any Representation or Warranty made by the Warrantor contained in this Agreement or the Share Purchase Agreement; or

(b)           any breach of any covenant, agreement, undertaking or other obligation of the Warrantor contained in the Share Purchase Agreement and this Agreement.

The Parties hereto acknowledge and agree that, from and after the Completion Date, the right to indemnification under this Section 3.2 shall be the Beneficiary’s sole and exclusive remedy for any breach of (i) any Representation or Warranty made by the Warrantor contained in this Agreement or in the share Purchase Agreement or (ii) any covenant, agreement, undertaking or other obligation of the Warrantor contained in this Agreement or in the Share Purchase Agreement, in all cases subject to the limitations contained in this Agreement under Section 3.3.

The Beneficiary shall use, and continue to use, all commercially reasonable endeavors to avoid or reduce the effects or likely the effects of any Loss. Any right of the Beneficiary to pursue a Claim for a Loss shall be conditional on the Beneficiary so using all commercially reasonable endeavors. The Beneficiary shall comply with any reasonable written request received from the Warrantor to take any particular course of action in mitigation of a potential Loss.

The Parties hereto acknowledge and agree that if any changes to applicable law or regulation would occur subsequent the Completion Date which would lead to the increase of any Loss or lead the Warrantor to incurring any additional liability under the Representations and Warranties or pursuant to any covenant, agreement, undertaking or other obligation of the Warrantor contained in the Share Purchase Agreement and this Agreement then such increase of any Loss and/or additional liability shall not be subject to indemnification under this Agreement or the Share Purchase Agreement.

Any indemnification, when and if due to the Beneficiary in accordance with the terms, conditions and limitations of this Agreement, shall be paid at the choice of the Beneficiary, either to one of the Companies or to the Beneficiary in the form of a price reduction of the Shares.

3.3          Limitations to the Warranty

Calculation of Losses

In calculating the amount of any Loss which may be due and payable by the Warrantor under Section 3.2 as a result of any Claim, there shall be deducted, if applicable:

(a)           the amount of any indemnification or other recoveries (including insurance proceeds) payable to the Beneficiary or to any of the Companies by any third party with respect to such Loss;

(b)           the amount of any insurance proceeds which would have been recoverable by the Beneficiary or any of the Companies with respect to such Loss had the insurance coverage of the Companies in effect immediately prior to the Completion Date not been modified by the Warrantor or any of the Companies at or subsequent to the Completion Date;

(c)           the amount of any reserve or provision included in the Balance Sheets of the Companies for such Loss;

(d)           for such Loss, the amount of any corresponding tax savings or benefit, including any tax reduction, credit or loss carry back or carry forward, available to the Purchaser or any of the Companies; and

(e)           in the case of a Loss suffered or incurred by one of the Companies, the amount of any corresponding gain or benefit, including the reduction or discharge of any liability, accruing to the other one in relation to such Loss.

For the purpose of computing the amount of any Loss, only the Loss actually sustained by the Beneficiary or any of the Companies shall be taken into account, to the exclusion of any price/earnings or similar multiplier or valuation factor.

In the event that the availability or amount of any deduction referred to in this Section 3.3 is determined only after payment by the Warrantor of the amount otherwise required pursuant to Section 3.2, the Beneficiary shall repay to the Warrantor promptly after such determination any such payments that the Warrantor would not have had to make pursuant to this Agreement had such determination been made at or prior to the time of such payment.

The Warrantor undertakes to pay, on top of the amount of the Loss, all fees and expenses incurred by the Beneficiary and/or one of the Companies for filing or upholding a claim for Indemnity (the “Enforcement Expenses”).

Triggering threshold

No amount shall become due and payable by the Warrantor in respect of the Beneficiary’s Claims, unless and only to the extent that after application of the provisions of this Agreement, the cumulated amount of Losses against which the Beneficiary is entitled to receive an indemnification in respect of one or several Claims exceeds one hundred thousand Euros (€100,000). Below this threshold, the Beneficiary shall not be entitled to any indemnification under this Agreement.

Cap on the Indemnification

Notwithstanding any other provisions of this Agreement and the Share Purchase Agreement, the maximum aggregate amount of Losses and Enforcement Expenses under this Agreement and the Share Purchase Agreement that may be taken into account in order to determine any right to indemnification in favor of the Beneficiary or the Companies shall not, in any event, exceed a global cap amounting to three million Euros (€3,000,000).

Nothing in this Section 3.3 will have the effect of limiting or restricting any liability of the Warrantor in respect of a Loss arising as a result from any fraud or willful misconduct by the Warrantor.

No Double Recovery

Any liability pursuant to this Agreement shall be determined without duplication of recovery and the Warrantor shall not be required to make any payment more than once on account of the same events, facts, matters, circumstances or omissions.

Subsequent Events

The Warrantor shall not have any liability for Losses which result from or arise out of:

(a)           actions taken by or on behalf of, or omissions of, the Beneficiary or any of the Companies after the Completion Date, including (i) changes in accounting methods or policies except if the accounting methods or policies applied before the date hereof did not comply with French GAAP (or similar in Netherlands GAAP for PEDRENA) to the extend necessary so that non-compliance be remedied, (ii) changes in the insurance coverage of any of the Companies or (iii) the granting of any extensions or waivers with respect to any statute of limitations applicable to claims which might be made against the Beneficiary or any of the Companies;

(b)           any event, fact, matter, circumstance or omission which gives right to an indemnification right for the Beneficiary or any of the Companies under any representations and/or warranties, other than the Agreement, of which it is a beneficiary in effect at the time of such event, fact, matter, circumstance or omission, being said that this exclusion will apply only if the Beneficiary has been granted a full indemnification under the other representation and/or warranty;

(c)           any event, fact, matter, circumstance or omission which is permitted under this Agreement or the Share Purchase Agreement or which has been specifically agreed in writing by the Beneficiary.

3.4          Term

Shall only be considered for indemnification by the Warrantor pursuant to this Agreement, Claims on any Loss that are duly notified by the Beneficiary to the Warrantor at the latest ninety (90) Working Days:

• After the expiry of the legal prescription period in force, for any Loss in connection with the representations and warranties contained in this Agreement under Sections 2.18 and 2.19 covering the following matters: labor law, social security law, tax law and customs;

• After 31st December 2013 concerning any other Losses relating to any other representations contained herein.

The Beneficiary shall benefit from this Agreement at any time up to the last day of the abovementioned time periods, regardless of whether the amounts at stake and possibly due pursuant to a Claim are known or determinable on the last day of the said time period, so long as (1) an investigation in connection with tax, labor law, customs or corporate law issues conducted by any agency, or a dispute with a third party has arisen or any fact triggering a Loss, and (2) the Beneficiary has informed the Warrantor in accordance with the terms and conditions of this Agreement.

Furthermore, this Agreement shall remain in effect, even after the expiry of the abovementioned time period, until the determination and payment of all amounts that the Warrantor may have to account for, due to the Claims addressed to them before the deadlines.

4.             PERFORMANCE OF THE WARRANTY

4.1          Terms and Conditions of the Claims by the Beneficiary against the Warrantor

The Beneficiary undertakes to notify the Warrantor of any fact, event, or any claim resulting from any third party (including but not limited to the Tax administration), whether or not subject to a legal proceeding, and directed against the Companies, and which may result in an indemnification by the Warrantor pursuant to this Agreement. The Beneficiary shall make such notification within ninety (90) Working Days from (1) the date on which the fact or event has come to the Beneficiary’s knowledge, or (2) from the first receipt by the Beneficiary of the claim (such fact, event, or dispute being collectively referred to as the “Claim”, whereas the notification thereof being referred to as the “Notification of the Claim”).

The Notification of the Claim shall describe and assess the exact amount of the Claim, should such amount be known at the time of the Notification, and shall be made along with all written proof in the Beneficiary’s possession then.

The above-mentioned ninety (90) Working Day period shall be reduced to twenty (20) Working Days in the event of a notification that is subject to a mandatory time limit such as a notification or notice of tax or labor audit.

The absence of Notification of the Claim by the Beneficiary within the above-mentioned time periods shall not exempt the Warrantor from its obligations under this Agreement, if the Beneficiary complies with all other material provisions of this Agreement and unless the default prevented the Warrantor to assert its rights to avoid or limit the payment of any indemnification pursuant to this Agreement. In this case only, the Warrantor will be exempt from its obligation to pay the indemnification related to the interested Claim for the amount corresponding to the Loss sustained due to the said default. Under no circumstances, and if the Beneficiary complies with all other provisions of this Agreement, the absence of Notification of Claim by the Beneficiary within the above-mentioned time period may question the right of the Beneficiary to claim other Claims.

4.2          Terms and Conditions of the Warrantor’s response to the Claim

The Warrantor shall have, at most, thirty (30) Working Days upon receipt of the Notification of the Claim referred to in the previous Section, to notify the Beneficiary in response, of (1) the acceptance of the Warrantor as regards the Claim, or (2) its rejection, in all or in part, of such Claim (the “Rejection”), while awaiting for additional information. The above-mentioned thirty (30) Working Day period shall be reduced to ten (10) Working Days in the event of a notification that is subject to a mandatory time limit such as a notification or notice of tax or corporate law investigation.

Should the Beneficiary not be given any response by the Warrantor within said time limit, the Warrantor is deemed to have validly notified a Rejection to the Beneficiary.

In the event that the Warrantor duly notifies a Rejection to the Beneficiary within the said time limit, the Beneficiary and the Warrantor shall have sixty (60) Working Days upon the date of such Rejection by the Beneficiary, to settle amicably the dispute regarding the nature and the amount of the Claim involved. At the expiration of that period, and in the absence of an agreement between the Parties, the dispute shall be submitted, by any moving Party, to the Commercial Court having jurisdiction to hear the dispute.

For the computation of the time periods indicated here above, the date of receipt or of the first presentation for delivery shall be included.

4.3          Time when the indemnification is due

Any sum due by the Warrantor in respect of the Agreement shall be paid, according to the Beneficiary, to the latter or to one of the concerned Companies within fifteen (15) Working Days as from the date of calculation of the amount of the Loss which will result from:

(1)           An express acceptance of the Claim by the Warrantor, within the time limit provided by the provisions of Section 4.1;

(2)           A settlement agreement between the Parties on a Claim in accordance with Article 2044 of the French Civil Code; or

(3)           The notification of a final and binding Court order, or the execution of a settlement agreement in accordance with Article 2044 of the French Civil Code:

(a)           In the event of a dispute with a third party on the validity of such third party’s Claim against one of the Companies, in which case the Warrantor shall indemnify the Beneficiary only after the Companies or the Beneficiary have been compelled to pay the corresponding amounts to the third party; provided however that in the event of a dispute with an agency of any kind, the Warrantor shall have the possibility to challenge such payment upon the condition that the Warrantor sets up sufficient guarantees necessary to obtain the stay of payment, until the dispute is finally settled; or

(b)       In the event of a dispute between the Warrantor and the Beneficiary on the validity of the Claim.

4.4          Procedure

Should the Agreement be performed, the Warrantor shall be entitled to demand that the Beneficiary and/or the Companies initiate, join, or carry out a legal proceeding, and bring all legal actions that the Warrantor would deem helpful in connection with a Claim involving a dispute with any third party whatsoever.

The Companies shall conduct the corresponding proceedings. In that case, they shall bear alone the fees for the attorneys that they shall freely appoint.

In the event the Warrantor declares, in the time-period mentioned at Section 4.2, its intent to intervene in the defence or transaction concerning the Claim, the Parties undertake to make their best efforts to adopt a common strategy for the defence. If the Parties agree to let the Warrantor conduct the defence or the transaction, the latter undertakes to lead the defence for the exclusive interests of the Companies, and notably to avoid any fact or act which could damage the reputation of the Companies. If the Parties do not agree, the Warrantor undertakes to let the lead of the defence or of the transaction to the Beneficiary. The Warrantor shall bear the fees of its attorney(s).

4.5          Guarantee of the guarantee

MRV will use its reasonable best efforts to obtain a Representations and Warranties insurance policy within 90 days following the Completion Date on terms and conditions similar to its prior sale transaction (the “Seller’s Policy”). In the event that (i) MRV does not obtain the Seller’s Policy within 90 days following the Completion Date and (ii) MRV’s cash and cash equivalents is less than US$ 20 million as of the end of any fiscal quarter ending on or before December 31, 2013, then MRV shall deposit into an escrow account with a mutually acceptable financial institution 1.5 million Euros (or US$ equivalent) to secure its indemnification obligations under this Agreement. If the escrow account is established pursuant to this Section 4.5, the escrow account shall be released to MRV on the first business day following December 31, 2013 (or following January 31 2014 if the cash or cash equivalent is less than US$ 20 million for the first time at the end of the quarter ending December 31, 2013), other than any amounts that remain the subject of any unresolved claims. In the event that the escrow account is established, the escrow account shall remain in place through December 31, 2013 even if MRV’s cash and cash equivalents balance exceeds US$ 20 million at any time.

5.             MISCELLANEOUS

5.1          Severability

If any provision of this Agreement should be or become invalid or unenforceable, it shall not bear any consequences on the validity of the remaining obligations, whatsoever, under this Agreement. The Parties shall negotiate in good faith the substitution for any such invalid provision by a suitable provision which, as far as is legally possible, comes nearest to such invalidated provision’s sense and purpose as contemplated by the Parties.

5.2          No Waiver

Failure to enforce, in all or in part, any of the rights arising under the provisions of this Agreement shall not constitute a waiver of such rights or of any rights flowing therefrom.

5.3          Assignments

Neither Party may transfer or assign, or undertake to transfer or assign, its rights and obligations provided by the provisions of this Agreement, except in the event of a transfer by the Beneficiary of all or part of the Purchased Shares to a company in which it holds controlling participation within the meaning of Article L. 233-3 of the French Commercial Code.

Furthermore, and without any kind of formal conditions, the Warrantor’s obligations shall remain the same in the event of a modification, change, liquidation and/or complete transfer of ownership regarding the assets, the premises, or the Business of the Companies.

5.4          Successors or assigns

The Agreement shall be binding on the Warrantor’s heirs, successors, and assigns or legal beneficiaries.

5.5          Notices

Except as set forth in other specific provision listed under the Agreement, any notification, request, or communication made in connection with this Agreement shall, either be discharged through personal and hand to hand delivery, or sent by registered mail with acknowledgment of receipt to the recipient Party (or equivalent in foreign countries), at the addresses mentioned hereinabove and shall be deemed received (1) upon delivery in the event of a personal and hand to hand delivery, or (2) five (5) Working Days upon dispatch when sent by registered mail.

Either Party may at any time, through written notification, inform the other Party of any change in address, which shall come into force fifteen (15) Working Days following the date of receipt of such notification, within the meaning of the first subsection of this Article.

Except other specific provision listed under the Agreement, the count of the time periods provided for by the Agreement is made on the exact number of days elapsed and, for months, from date to date, save as otherwise provided in the Agreement.

5.6          Governing Law and Jurisdiction

This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of France.

Any dispute arising from, or in connection with, this Agreement shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris.

5.7          Costs and fees

The Parties shall bear and pay for their respective expenses and outlays incurred in view of performing the Agreement and carrying out the transactions contemplated under its provisions, including, and without limitation, the costs and fees for their respective counsel.

5.8          Entire agreement and modification

The Parties hereto acknowledge that this document (including its Schedules) sets forth the entire agreement and understanding of the Parties, and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof, except for the Share Purchase Agreement which the Agreement shall at all times be read in conjunction with.

No modification of this Agreement shall be deemed to be valid unless in writing and signed by both Parties.

List of Schedules:

Schedule 2.3:	Certified copies of updated Certificates of the Corporate Register of each of the Companies
Schedule 2.4.1:	List of the shareholders of the Company on the execution date of the Agreement, prior to the Acquisition
Schedule 2.4.1 bis:	Dividends distributed by the Companies since 2007
Schedule 2.4.2:	List of the shareholders of J3Tel at Completion Date, prior to the Acquisition
Schedule 2.8 (a):	Balance Sheets
Schedule 2.8 (b):	Statutory auditors’ reports on the Balance Sheets
Schedule 2.9:	Assets subject to Pledge and/or Lien and/or purchase option, undertaking, agreement, or claim of any kind to the benefit of third parties
Schedule 2.11 (i):	Company’s title of property for the premises located at Gif-sur-Yvette (France)
Schedule 2.11 (ii):	Building permit number 091272 071105602 delivered by the Gif-sur-Yvette Town Council the February12sd, 2008
Schedule 2.11 (iii):	Building permit number 091272 1010059 delivered by the Gif-sur-Yvette Town Council on January 19th, 2011
Schedule 2.11 (iv):	Lease Agreement RO
Schedule 2.11 (v):	French Companies’ lease agreements or leasing agreements concerning the movable assets
Schedule 2.12:	List of the Companies’ IP Rights
Schedule 2.17:	List of insurance subscribed by the Companies
Schedule 2.18:	Litigation involving the Companies
Schedule 2.19 (i):	List of personnel at Completion Date
Schedule 2.19 (ii):	Retention bonus agreement
Schedule 2.19 (iii):	List of the Staff representatives of the Companies (“Délégation Unique du Personnel” and “Délégués du Personnel”)
Schedule 2.19 (iv):	Claims, disputes, pending litigations between the Companies and their employees
Schedule 2.20 (i):	Contracts executed by the Companies with a change of control clause
Schedule 2.20 (ii):	Agreements between the Companies and the Warrantor, or between the Companies and any of its directors, officers, or employees

IN WITNESS THEREOF, each Party hereto has duly executed this Agreement in two (2) originals, under the conditions mentioned herein above.

On August 1, 2012

In Paris (France).

/s/ Barry Gorsun
MRV COMMUNICATIONS INC.

Represented by Barry GORSUN

/s/ Jerome LeFevre
IJ Next

Represented by Holding Baelen Gaillard

Represented by Mr Jérôme LEFEVRE